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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Tutt                              Lawrence
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   (Last)                            (First)              (Middle)


     4405 Northern Cross Blvd.
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                                    (Street)
     Haltom City                        TX                  76117
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)
     9/25/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol
     Warrantech Corporation
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [x]  Officer (give title below)           [ ]  Other (specify below)

Vice President, MIS/Telecommunication Operations
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person
     [ ]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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Common Stock                          12,628                      D
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
                                                                          (Over)


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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                                  Amount        sion or        Direct      6. Nature of
                         ----------------------                               or            Exercise       (D) or         Indirect
                                    Date            Expira-                   Number        Price of       Indirect       Beneficial
1. Title of Derivative              Exer-           tion                      of            Derivative     (I)            Ownership
   Security (Instr. 4)              cisable         Date       Title          Shares        Security       (Instr. 5)     (Instr. 5)
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

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Option to purchase common stock       *               *        common stock   20,000        $1.313         D
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Option to purchase common stock     4/5/01          4/5/10     common stock      833        $1.313         D
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Option to purchase common stock       **              **       common stock    1,677        $1.313         D
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Option to purchase common stock       **              **       common stock    1,677        $1.313         D
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Reminder: report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
* Option to purchase 5,000 shares vest and become exercisable each year from 4/5/02 to 4/5/05. The Reporting Person is employed on those dates, and if specified performance goals are reached the options expire on April 5, 2010.

** Options to purchase 1,667 shares vest and become exercisable on 4/5/02 and 4/5/03 if the Reporting Person is employed on those dates, provided that 50% of the amount scheduled to be vested is subject to meeting specified performance goals. The options expire on April 5, 2010.



          /s/ Lawrence Tutt                                  October 5, 2001
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     ***Signature of Reporting Person                             Date

*** Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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